Exhibit 3.1

ARTICLES OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

INTELLIGENT SYSTEMS CORPORATION

Pursuant to Section 14-2-1002(8) of the Georgia Business Corporation Code, Intelligent Systems Corporation, a Georgia corporation, hereby certifies the following:

1.         The name of the corporation is Intelligent Systems Corporation (the “Corporation”).

2.         The Articles of Incorporation of the Corporation are hereby amended by deleting the existing ARTICLE ONE and substituting therefor the following, so that ARTICLE ONE shall read in its entirety as follows:

“ARTICLE ONE

NAME

The name of the corporation is CoreCard Corporation”

3.         This amendment does not require shareholder approval. This amendment was duly approved and adopted by the Board of Directors of the Corporation on November 17th, 2021, in accordance with Section 14-2-1002 of the Georgia Business Corporation Code.

4.         The Corporation hereby undertakes to publish a notice of filing of these Articles of Amendment and the change of the name of the Corporation as required by Section 14-2-1006.1(b) of the Georgia Business Corporation Code.

5.         This amendment shall be effective December 15th, 2021.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on the 17th day of November, 2021.

INTELLIGENT SYSTEMS CORPORATION

By:	/s/ Matthew A. White
Name: Matthew A. White
Title: Vice President and Secretary